Ex. 99-B.4.14

SAMPLE SCHEDULE PAGE ENTRIES

[Optional Benefit Riders -

Minimum Guaranteed Withdrawal Benefit

MGWB Charge:	[.15%], deducted quarterly (annual rate [0.60%])

Maximum MGWB Charge:	[.30%], deducted quarterly (annual rate [1.20%])

Rider Date:	[January 15, 2005]

Ratchet Dates:	[Each Quarterly Contract Anniversary following the

Rider Date]

Reset Option Date:	[12 months after the Rider enters the Withdrawal Phase]

Reset Waiting Period:	[12 months]

Reset Charge Lock Period:	[The first 5 Contract Years]

Automatic MGWB	[Each Contract Anniversary following the
Rebalancing Dates:	Rider Date]

Accepted Funds:	[Lifestyle Moderate, Lifestyle Moderate Growth, Lifestyle Growth, MarketPro, Liquid Assets, Fixed Division(s)]

Fixed Allocation Funds:	[VP Intermediate Bond Fund]

Minimum Fixed Allocation Fund	[20%] of Accumulation Value allocated to Non-Accepted
Percentage:	Funds

Maximum Annual Withdrawal Percentage:	Annuitant’s Age on Date Withdrawal Phase Begins	Maximum Annual Withdrawal Percentage
	[0-59	4%
	60-75	5%
	76-80	6%
	81+	7%]]